Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”), effective as of  February 9, 2011 (the “Effective Date”), sets forth the terms and conditions under which Global Pari-Mutuel Services (Guernsey) Limited (“Company”) agrees to engage Mechanica, LLC (“Agency”) to perform certain advertising and marketing services as described in detail herein.  The parties agree as follows:

1.           ENGAGEMENT

1.1.         Subject to the terms and conditions hereof, Company hereby engages and appoints Agency to provide certain advertising and marketing services as described in this Agreement (collectively, the “Services”), and Agency hereby accepts such engagement.  Agency will be available, as and to the extent required by Company, to perform services customarily performed by a creative advertising agency with respect to the development, production, and execution of advertising and marketing materials and programs. The specific Services to be provided by Agency shall be set forth on SOWs (as described in Section 3 below).

1.2.         Company’s engagement of Agency will be on a non-exclusive basis and nothing will prevent Company from entering into other or similar agreements with persons or entities other than Agency for the provision of services that are similar or identical to the Services to be provided by Agency or for any other activity during the Term.  The parties agree, however, that Agency’s provision of the Services to Company will be on an exclusive basis as set forth in Section 8 below.

2.           TERM

The term (the “Term”) of this Agreement shall commence on the Effective Date and continue in effect until January 31, 2012 unless terminated earlier in accordance with the terms of this Agreement.

3.           SERVICES

3.1.         SOWs.  The specific Services to be provided by Agency will be set forth in one or more statements of work (each, an “SOW”), each of which must be signed by an authorized representative of both Company and Agency.  Each SOW will describe the specific Services and deliverables to be provided, the country or countries for which the Services will be performed, the required Agency staffing, the schedule for performance, Agency’s Compensation (as defined below), the expenses to be incurred, such terms as required by Section 3.4 in connection with third party subcontractors, Network Partners and other relevant terms.  In the event of a conflict between any provision in a particular SOW and any provision in this Agreement, the provision in the SOW shall govern, but only with respect to the applicable SOW.

3.2.         Agency’s Services and Staff.  Agency shall perform the Services to Company’s satisfaction, using the degree of care, skill and diligence generally observed by other first class advertising agencies, and in accordance with the highest industry standards.  The parties will agree upon dates by which certain Services must be performed, and provided that Company adheres to dates, deliverables and decisions on its part, Agency agrees to provide such Services by the agreed upon dates and also agrees that time is of the essence.  Agency shall cooperate fully with any other agencies and suppliers engaged by Company from time to time. Agency shall provide the Agency staff (“Agency Staff”) set forth in each SOW.  All Agency Staff assigned to Company’s account shall be qualified to perform their respective responsibilities in accordance with best practices in the industry.  Agency shall ensure that any Agency Staff identified in an SOW will remain actively involved in providing the Services set forth in such SOW.  Agency acknowledges and agrees that Ted Nelson is a key person and that his continued participation in the ongoing relationship is of critical importance to Company. If Ted Nelson is no longer employed by Agency or is not participating in its ongoing relationship with Company under this Agreement, then Company shall have the right in either instance to terminate this Agreement under Section 12.1.

3.3.         Approval of Deliverables; Risk of Loss.

3.3.1.                  All plans, creative materials, work product, reports (financial, management or any other) and other deliverables developed or produced by or on behalf of Agency hereunder or as described in a SOW (the “Deliverables”) shall conform to the applicable specifications for such Deliverables and the terms of this Agreement and any other terms agreed to in writing by the parties. Without limiting the generality of the foregoing, in no event shall Agency commence production on any project or release any materials publicly, without Company’s prior written approval on such SOW.

3.3.2.                  Agency will bear all risk of loss or damage to any Deliverables until the time of delivery of such Deliverables to Company at Company’s specified location and Company’s acceptance thereof.

3.4.         Subcontracting / Agency Affiliates. If Agency intends to engage third party subcontractors to provide Services or Deliverables with an estimated cost in a single engagement in excess of $15,000, it shall specify such intent and obtain Company’s prior written approval in the applicable SOW which shall describe the applicable Deliverable being provided by the third party subcontractor, the proposed fee payable to the subcontractor and such other information as reasonably requested by Company. Certain of the third party subcontractors may be “Network Partners” as hereinafter defined. The parties acknowledge and agree that not all third party contractors will necessarily be Network Partners. A list of entities (referred to herein as “Network Partners”) with whom Agency may contract to provide tightly managed services in connection with this engagement such as media planning, photography, creative development, creative production, website development and similar services is attached hereto as Exhibit 3.4 which Exhibit may be updated by Agency on a quarterly basis. If a Network Partner is utilized to provide Services in accordance with the terms of this Agreement Agency shall charge Company its so-called standard partner access fee equal to 20% of the aggregate amount payable to the applicable Network Partner during the Term as outlined in the applicable SOW (“Partner Access Fee”). For the avoidance of doubt the parties agree that Company shall have the right to contract directly with Network Partners after the expiration of the Term and Company shall not be liable to pay any Partner Access Fee for any services provided by a Network Partner after the expiration of the Term. If Company provides the aforementioned approval with respect the engagement of a Network partner or third party contractor, Agency shall be solely responsible for compensating the third party subcontractor or Network Partner and Agency hereby guarantees the performance of, and will be fully responsible for all acts or omissions of each third party subcontractor or Network Partner.  Agency shall enter into any agreement with each approved third party subcontractor or Network Partner in its own name and shall not bind Company to any obligations to any third party subcontractor or Network Partner.

3.5         Account Review.  At Company’s request, Agency and Company shall, at quarterly intervals, hold an account review meeting to develop and review Services that are contemplated to be performed in the next three months and to review previously performed Services. Company and Agency will conduct formal annual review meetings, and may decide to have other interim status or review meetings, as described in the applicable SOW.  In addition, at quarterly intervals (and at a reasonable time prior to such account review meetings, if called by Company), Agency shall provide Company with a report setting forth the following (in a format to be determined by Company):  (a) a comparison of actual results with planned results identifying Agency's accomplishments and shortcomings; (b) proposals for adjustments, as necessary, of Agency Staff levels being made available by Agency and an assessment of workloads; (c) a list of potential projects for the next three (3) month period and a comprehensive detailed report on projects for the current quarter and the next quarter; (d) assessments regarding what is working and what is not working in the relationship; (e) lists of any outstanding problems and proposals to resolve any outstanding problems; (f) anything else agreed to in a particular SOW.

3.6          Legal Review by Agency.  If requested by Company, Agency will, at  Company’s own cost, arrange for legal review by experienced counsel approved by Company of all campaigns and Deliverables developed by Agency to consider whether any such campaigns or Deliverables violate any applicable law, regulation, or guideline or infringe upon any third party rights for the proposed use of the campaign or Deliverable, and Agency shall, upon Company’s request, share the results of its counsel’s review with Agency.

4.           COST ESTIMATES

4.1.         Agency shall prepare and submit to Company estimated costs in each SOW. Agency agrees that the aggregate amount of the SOWs shall not, as far as reasonably practicable in the context of the anticipated Deliverables and timeline set out in the SOW attached hereto, exceed $ 2,021,182.00 being the amount estimated by Agency at the outset of this engagement to be the aggregate amounts payable to Agency and Network Partners. Agency will advise Company in the event there are any anticipated changes to previously estimated amounts by ensuring that such changes are reflected in the applicable SOW for company’s approval prior to incurring additional costs. Agency shall not exceed any cost estimate set forth in any Estimate by more than ten percent (10%) without the prior, written approval of the Company.

5.           AGENCY AUTHORITY; THIRD PARTY CONTRACTS

5.1.         Agency shall have the right to act as Company’s agent in connection with the Services, as specifically approved in writing by Company in each instance, provided that with respect to instances referred to in Section 3.4 above of less than $15,000, Agency shall not require Company’s prior approval.  In connection all third party contracts, Agency shall comply with any Company contracting guidelines supplied to Agency.

5.2.         In obtaining goods and services from third party suppliers in connection with this Agreement, Agency shall:  (a) negotiate the most advantageous rates, terms, and conditions available; (b) exercise due care in the selection of third parties to obtain such goods and services and contract only with sound and reputable companies and individuals; and (c) ensure that such third parties perform in accordance with their obligations.

6.           COMPENSATION AND COST REIMBURSEMENT

6.1.         Agency Compensation.  Company shall pay Agency the compensation (the “Compensation”) set forth in each SOW (or attachment to the SOW), in accordance with the payment schedule(s) set forth in the applicable SOW and the terms hereof, as full and complete consideration for the Services and for all rights granted by Agency to Company herein with respect thereto.

6.2.         Agency Studio Charges. Agency studio charges will be included in SOWs and managed as described therein.

6.3.         Reimbursement. Agency must obtain the signature of the appropriate Designated Company Authorizer on each SOW prior to commencing any Services on the applicable job or project or incurring any costs.  As set out in Section 3.4 above, any single engagement of a third party in excess of $15,000 shall be described in detail on an estimate (each, an “Estimate”) or in the applicable SOW and submitted to Company for signature. Company shall reimburse Agency at its actual cost, excepting Network Partners as described in Section 3 above, (i.e., net of any commission or mark up), for all such third party costs incurred by Agency.

6.3.1 Third Party Research, Production, and Other Costs. Agency shall prepare and submit to Company estimated costs in each SOW, and in accordance with 6.3 above, describing all third party research, production, Network Partner and other costs that are to be incurred in connection with the Services and for which Agency will seek reimbursement in accordance with the terms of this Agreement and the applicable SOW(s).

6.3.2 Out of Pocket Costs.  Agency shall estimate on the SOW(s) and in accordance with 6.3 above, all other out-of-pocket costs to be incurred in connection with the Services (such as travel expenses, lodging, meals, overnight courier, and messenger services).  Company shall reimburse Agency at its actual and reasonable costs (i.e., net of any commission or mark up), for all such pre-approved out-of-pocket costs in accordance with the terms hereof. Agency shall not be reimbursed for general Agency operating expenses, legal costs, or routine Agency out-of-pocket expenses, including, without limitation, supplies, telephone, fax, data transmission, postage, and mail charges.

6.4.         Discounts.  Agency shall obtain and take advantage of, and pass on to Company, all discounts, rebates, and allowances of any kind that are available in connection with the Services.  Notwithstanding anything herein contained to the contrary, whenever a discount, rebate, or allowance is available, Agency shall notify Company in writing of the availability of such discount, rebate, or allowance and the payment deadlines and other applicable terms with which Company must comply in order to receive such discount, rebate, or allowance, and Agency shall invoice Company sufficiently in advance for the applicable costs so that Company can provide Agency with funds in time to take full advantage of such discount, rebate, or allowance.  Agency will give Company prompt, complete and written disclosure of all discounts, rebates, and allowances obtained by Agency when it receives them.

6.5.         Invoicing and Payment of Invoices.

6.5.1.                  Agency shall invoice Company for Compensation in accordance with the terms of the applicable SOW.

6.5.2.                  Agency shall invoice Company for the costs and expenses payable as described in each approved SOW pursuant to this Sections 6.

6.5.3.                  Invoices will be paid within thirty (30) days following receipt of an undisputed and accurate invoice.  Each invoice shall fairly and accurately describe in reasonable detail the items set out therein and will be supported by reasonable documentation.  Company is not required to pay any reasonably disputed charge until after the resolution of the dispute.  Agency will work with Company to obtain applicable exemptions, and will itemize any applicable sales or other taxes on purchases made on behalf of Company when exemptions are not available.  Payment of invoices does not represent acceptance of Services and/or Deliverables.

6.6.         Payment to Third Parties.  Agency will review and reconcile promptly all bills, statements and invoices received from third parties to ensure that they are accurate and proper, and Agency will pay all proper charges in a timely manner.

6.7.         Reconciliation and Final Billing.  In the event that there are any estimated costs within an SOW, the Agency will reconcile actual costs against estimated costs within forty five (45) days of the completion of the applicable job, project or program, and, following such reconciliation, Agency will invoice Company or Agency will issue Company a credit, as appropriate.

7.           MODIFICATION OF SERVICES

Company has the right, in its sole and absolute discretion, to modify or cancel, by written notice to Agency, all or any portion of any Services previously approved by Company, including, without limitation, any particular production projects, plans, schedules, or work.  Upon receipt of such notice, and before taking any action to modify or cancel the applicable portion of the Services, Agency shall promptly report to Company the costs, if any, that will be incurred or charged as a result of the modification or cancelation, including, without limitation, any cancellation penalties that may be imposed.   Following such report and Company’s approval to proceed with the modification or cancelation, Agency will immediately effectuate the cancelation or modification as requested by Company, and Agency shall use best efforts to minimize the expense to Company.  Agency will be compensated, in accordance with the terms of the applicable SOW and this Agreement, for all Services performed prior to Agency's receipt of notice and for pre-approved costs incurred by Agency that could not be avoided in effecting the required cancellations or modifications.  The provisions of this Section shall in no way alter and or apply to the process for termination as specified in Section 12 of this Agreement.

8.           AGENCY NON-COMPETE

7.1           During the Term, and for six (6) months thereafter, Agency will render undivided loyalty and allegiance to Company and Agency will not, directly or indirectly, provide any services for, on behalf of, or with respect to, any other entity engaged in the online gaming business.

9.           OWNERSHIP

9.1.         Materials.  The results and proceeds of the Services hereunder, including, without limitation all plans, programs, ideas, concepts, Deliverables, and other materials prepared or furnished hereunder, and all materials incorporated therein and all preliminary or other copies thereof (collectively, the “Materials”), shall be “works made for hire,” with all rights therein, including, without limitation, the exclusive copyright, trademarks and all other intellectual property rights, as being the property of Company.  In the event that any of the Materials is considered not to be a “work made for hire,” Agency hereby assigns to Company all right, title, and interest in such Materials.  Agency shall sign documentation necessary to register Materials in Company’s name. Without limiting the generality of the foregoing, Company shall have the unlimited, royalty free, right to reproduce, transmit, distribute, exhibit, perform, create derivative works based upon, modify, edit, exploit, or otherwise use the Materials, and all elements thereof, in any manner and in any and all media now known or hereafter devised throughout the world in perpetuity. Agency hereby waives any droit morale or “moral rights” it may have with respect to the Materials.  All Materials shall be promptly disclosed to Company.

9.2.         Third Party Materials.  If Agency wishes to incorporate in any Materials any other materials that are owned by and licensed from a third party or that are otherwise subject to usage restrictions (collectively, "Third Party Materials"), Agency shall obtain Company’s prior written approval, including, without limitation, approval of the applicable usage restrictions.  Following Company’s written approval, Agency will obtain all necessary releases, licenses, consents, permits, and other authorizations to use the Third Party Materials in the Materials.  Agency shall retain copies of all such documentation and shall deliver such documentation to Company upon Company’s request.

9.3.         Mistakes.  Agency will proofread all Deliverables, including, without limitation, those approved in writing by Company, to ensure that there are no mistakes in the final Deliverables before publication.  Agency shall be responsible for any mistakes, except as described in 11.1 below, that appear in the Deliverables and for any costs or expenses arising therefrom.

9.4.         Data.  Agency agrees that all programs, data and other information derived, collected or resulting from the rendering of the Services hereunder or the use of the Materials, including, but not limited to, all consumer email addresses, personal information, cost and financial information, brand and promotion information, organizational information and other data, and all deliverables and reports generated therefrom in connection with the Services (collectively, “Data”), will become and remain the sole and exclusive property of Company.  Without limiting the foregoing, Agency hereby assigns and transfers to Company all right, title and interest, including, without limitation, all copyrights and other intellectual property rights, in and to all Data created or collected in connection with or as a result of this Agreement.  Further, Agency may not use any Data for any purpose, except in the performance of the Services hereunder, without the prior written consent of Company. Agency will not make any Data available to any third party, without Company’s prior express written permission and then only if such third party executes an agreement satisfactory to Company which includes, among other provisions, commitments by such third party to maintain the confidence of such Data and to return such Data to Company and destroy any copies or notes thereof as provided hereunder.  If Agency makes any Data available to any third party pursuant to Company’s prior express written permission, then Agency will ensure that the third party uses such Data only for the purposes for which it was provided and, at the completion of the third party’s services, no longer uses, transfers or retains any copy of the Data in any form.  Agency will comply with all laws, rules, regulations, and guidelines, and any policies that Company provides to Agency, regarding the collection and use of the Data.  Upon termination or expiration of this Agreement or at any time specified by Company, Agency will provide all Data in its possession to Company, at no additional cost, and in a format requested by Company and without limiting the foregoing, purge its database of all Data.  For the avoidance of doubt, all Data will be deemed to be the Confidential Information (as defined below) of Company.  Agency agrees to execute and deliver (and have executed and delivered by its employees and agents) at a future date, without any compensation, any and all documents that Company reasonably determines may be necessary or desirable to demonstrate Agency’s compliance with this Section.

9.5.         Company Marks.  Agency recognizes the validity of all trademarks, service marks, trade names, logos and other indicia of Company owned by Company (and any and all intellectual property rights therein) (collectively, the “Company Marks”), and the ownership thereof by Company, and will not at any time take any action or fail to act such that the validity of the Company Marks or Company’s ownership thereof is called into question.  Agency shall not place any of the Company Marks on Materials developed or produced by Agency without Company’s prior written approval.  Any such use of the Company Marks shall be limited to the specific consent granted by Company hereunder, and shall not be deemed or considered the grant of a license to use such Company Marks in any other manner or for any other purpose whatsoever.  Agency shall not claim to own or acquire any right, title or interest in any of the Company Marks or other forms of intellectual property belonging to Company, and all uses of the Company Marks shall inure to the benefit of Company.  Agency immediately shall discontinue all use of the Company Marks upon termination of this Agreement, and shall not thereafter make any further use thereof.  Agency shall not register or attempt to register the Company Marks or any other trademark that may be confusingly similar to the Company Marks.  Agency shall not dispute or contest the validity, enforceability or ownership of the Company Marks and shall notify Company promptly of any attempt by any unauthorized person to use the Company Marks of which Agency becomes aware.

9.6.         Physical Property.  Any tangible property, equipment or other material prepared or procured by Agency in connection with the Services shall be Company’s exclusive property.  Agency shall bear the risk of loss while such property, equipment and other material, as well as any other property entrusted by Company to Agency, is within Agency’s possession, custody or control.

9.7.         Delivery to Company.  Upon Company’s request at any time, Agency promptly shall make available to Company or its representative: (a) all physical property belonging to Company which is in Agency’s possession or control; (b) Data in the format requested by Company; and (b) copies of any Materials in the format requested by Company.

10.           REPRESENTATIONS AND WARRANTIES

10.1.       By Agency.  Agency represents, warrants and covenants that:

10.1.1.                  It has the full right and authority to enter into this Agreement, to fully perform the Services and all of its obligations under this Agreement, and to grant all the rights granted herein;

10.1.2.                  The Materials produced hereunder shall be wholly original, except with respect to content that is within the public domain and/or Third Party Materials that, in each instance, is/are incorporated in Materials with Company’s prior written approval in accordance with the terms hereof;

10.1.3.                  The Materials will not violate or infringe upon the rights of any third party or otherwise give rise to any third party claims.  Without limiting the generality of the foregoing, the Materials will not: (a) infringe upon, misappropriate, or violate any patents, trademarks, copyrights, or other intellectual property right of any person or entity; (b) violate any common law or statutory right, including without limitation, right of privacy or the right of publicity, of any person or entity; or (c) contain any material that is libelous or defamatory of any person or entity;

10.1.4.                  Any Materials that constitute interactive Deliverables (a) shall conform to the applicable specifications and perform and function for their intended uses, and (b) shall be free from computer viruses (including, but not limited to, back doors, time bombs, drop dead devices, bugs and worms) and any undocumented and unauthorized methods for terminating or disrupting the operation of or gaining access to the materials, computer systems or other computing resources or data, or other code features which result in or cause, in whole or in part, directly or indirectly, damage, loss or disruption to all or any part of the computer systems or other computer resources;

10.1.5.                  Agency will not use in the performance of Services, or incorporate into any Materials, any software that refers to or is based upon a license from GNU Public License, the Free Software Foundation, or that is “copy-lefted,” except for those software components identified in an Estimate and approved in advance in writing by Agency.

10.1.6.                  The Materials, the Deliverables and Services will comply with all applicable laws, statutes, treaties, ordinances, regulations, codes and guidelines; and

10.1.7.                  The execution of this Agreement does not violate the terms of any existing agreement to which Agency is a party.

10.2.       By Company.  Company represents, warrants and covenants that:

10.2.1.                  It has the full right and authority to enter into this Agreement and to fully perform all of its obligations under this Agreement; and

10.2.2.                  The execution of this Agreement does not violate the terms of any existing agreement to which Company is a party.

11.           INDEMNIFICATIONS

11.1.       Company will defend, indemnify and hold Agency and its parents, affiliates, employees, directors, officers and shareholders harmless from and against any and all losses, claims, liabilities, judgments, damages and expenses (including, without limitation, reasonable attorneys fees), arising out of any claims, suits or proceedings related to:

11.1.1.                   A product liability lawsuit that alleges personal injury sustained in or as a result of the use of a Company product that is brought against Agency and that is based on claims made in any Company advertising (provided that, if the applicable Company advertising was developed or produced by Agency hereunder, such claims were supplied and approved by Company prior to publication or use);

11.1.2.                  Any materials that were not developed or produced by Agency hereunder and that are furnished by Company to Agency for incorporation in the Materials, provided such materials are used in accordance with Company’s instructions;

11.1.3.                  Any claims about Company’s products that are incorporated in Materials developed or produced by Agency hereunder, provided such claims were supplied and approved for use by Company and used in accordance with Company’s instructions.

11.2.       Agency will defend, indemnify and hold Company and its parents, affiliates, employees, directors, officers and shareholders harmless from and against any and all losses, claims, liabilities, judgments, damages and expenses, including, without limitation, reasonable attorneys' fees and settlement costs, arising out of any claims, suits or proceedings relating to:

11.2.1.                  Any breach of any of Agency’s representations, warranties, agreements, or obligations hereunder;

11.2.2.                  The negligent performance or nonperformance hereunder of the Services;

11.2.3.                  Any claim that any of the Materials or Services violates or infringes upon any right of any third party, including, without limitation, any claims for infringement of patent, trademark, copyright, or other intellectual property right, any claims for violation of any common law or statutory right (including without limitation, right of privacy or the right of publicity), and/or any claims for defamation, slander or libel; and/or

11.2.4.                  Any claim or liability arising from contracts between Agency and third parties, whether or not made to effectuate the purposes of this Agreement.

Neither Company’s approval nor use of any Materials shall be construed to waive or lessen Company’s rights under this Section 10.2.

11.3.       Each party will give the other party prompt written notice of any claim as to which these indemnification provisions apply and will cooperate with the other and assist in the defense of such claim.  With respect to the defense of any claim or litigation to which these indemnification provisions apply, the indemnifying party, at its own expense, will have the right to select counsel of its choice and direct defense of the action and any settlement as it deems proper; provided, however, that counsel selected by Agency must be approved by Company in writing prior to Agency’s retention of such counsel (such approval not to be unreasonably withheld).  Upon request of the indemnified party, the other party will allow counsel for the indemnified party, at the indemnified party’s own expense, to participate in the defense, and counsel for both parties shall cooperate with each other.  The indemnified party will not enter into any settlement or compromise of any claim or litigation for which it expects to be indemnified or which includes an admission of liability without the prior written consent of the indemnifying party, such consent not be unreasonably withheld.  The indemnifying party will not enter into any settlement or compromise of any claim or litigation which includes any obligations of the indemnified party or its parents, subsidiaries, or affiliates, without the prior written consent of the indemnified party, such consent not to be unreasonably withheld.

12.           TERMINATION

12.1.       Either party may immediately terminate this Agreement and all outstanding SOWs by written notice to the other party:  (a) if the other party commits a material breach and such breach, if it is capable of being cured, is not remedied to the reasonable satisfaction of the terminating party within fifteen (15) days of the notification of the breach, or (ii) if the other party becomes insolvent, makes a general assignment for the benefit of its creditors, suffers or permits the appointment of a receiver for its business, or becomes subject to any proceeding under bankruptcy laws or any other statute or laws relating to the insolvency or protection of the rights of creditors.

12.2.       Company may immediately terminate this Agreement and all outstanding SOWs by giving Agency written notice of such termination if (a) in Company’s reasonable opinion, Agency or any of its staff members are guilty of any misconduct and/or conduct that would be prejudicial to Company’s or Agency’s interests, or (b) there is a material change in Agency’s ownership or control or material changes to Agency’s financial position.

12.3.       If Company has bona fide concerns regarding Agency’s financial stability or solvency, Company shall bring such concerns to Agency’s attention and Agency shall immediately attempt to resolve such concerns.  If Agency is unable to resolve Company’s concerns to Company’s reasonable satisfaction within ten (10) days, Company shall have the right to terminate this Agreement and all outstanding SOWs immediately by given Agency written notice of such termination.

12.4.       In any event, Company may terminate this Agreement and/or any outstanding SOW without cause by giving Agency sixty (60) days prior written notice.

12.5.       Agency may not terminate any SOW unless a specific SOW provides otherwise, except if Agency terminates this Agreement and all outstanding SOWs pursuant to Section 12.1 above.

12.6.       This Agreement, and any outstanding SOWs, may be terminated by mutual written agreement of the parties.

12.7.       The parties’ respective rights, duties and obligations hereunder including, without limitation, Agency’s obligation to provide Services (as and to the extent requested by Company), and Company’s obligation to pay for such Services, shall remain in effect through the date of termination in accordance with the terms of this Agreement and the applicable SOWs.  Upon termination, if, pursuant to a particular SOW, Agency is to receive a monthly or annual fee, such fee will be prorated based on the date of termination, unless such SOW provides otherwise.

12.8.       All SOWs will automatically terminate on the date of termination of this Agreement, unless the parties mutually agree otherwise in writing.

12.9.       Agency acknowledges that, upon a termination of this Agreement, Company’s advertising activities will need to be satisfied internally by Company and/or by one or more agencies or vendors (“Successor Agencies”).  Accordingly, promptly following receipt of notice of termination, Agency and Company shall meet to develop a plan, including any associated additional costs or fees (“Transition Plan”), which shall be subject to Company’s approval, to wind-down the relevant Services and to transition all unperformed Services to Company and/or its designed Successor Agencies.  During the Term (and thereafter to the extent required by Company), Agency shall timely and fully carry out the Transition Plan, provide to Company all Data and documentation described in Exhibit E, cooperate with Company’s and/or the Successor Agencies’ requests in connection with the transition, and take all other actions necessary to ensure an orderly transition and to effect a full knowledge transfer to Company and/or its designated Successor Agencies.  In connection with the foregoing, Agency will act in a manner that is respectful of the Successor Agencies, preserves Company’s goodwill with the Successor Agencies and within the media and advertising community, and ensures continuity of, and minimizes any adverse impact on, Company’s media and advertising activities.

12.10.     Upon termination of this Agreement, all reservations, contracts and other arrangements with subcontractors and other third parties made with Company’s written approval (each, a “Company Contract”) that still are in effect as of the effective date of termination of this Agreement, or any individual SOW hereunder, shall be assigned to Company or, if directed by Company, its representative, and Company (or its representative) shall assume all obligations under such Company Contracts.  If a particular Company Contract may not be assigned by Agency to Company or its representative without the consent of a third party and if consent to the assignment is refused, then one of the following shall occur, as Company shall direct in its discretion:  (a) Company (or its representative) shall perform all outstanding obligations under such Company Contract (including, without limitation, payment of all amounts owed to the applicable third party), and Company will indemnify Agency with respect to such obligations, (b) Agency will continue to perform its obligations hereunder with respect to such Company Contract and will be paid for doing so in accordance with the terms hereof, or (c) Agency shall terminate such Company Contract.  If Company elects to proceed pursuant to option (a) under the preceding sentence, then Agency will promptly forward to Company any invoices or other notices that Agency receives from the applicable third party with respect to such Company Contract.  Agency shall render such assistance as reasonably may be requested to effect assignment of the Company Contracts.

12.11.     Prior to the date of termination of this Agreement, Agency shall use all means necessary to secure the return of Company’s property, Data and Materials entrusted by Agency to third parties.

12.12.     Upon issuance of a notice of termination, Agency will, within ten (10) business days of the date of Company’s termination notice, (1) deliver to Company a final invoice equal to a reconciliation of hours used, third party costs, Network Partner costs and Out of Pocket costs to date along with, in the case of termination without cause as provided for in 12.4, the next two scheduled invoices per the SOW (“Termination Liability Payment Invoice”); (2) Company will pay such Termination Liability Payment Invoice amount within ten (10) business days of the date of such invoice.

12.13.     Within 30 days of the date of termination, and upon receipt of all payments due to Agency by Company, Agency shall make available to Company or its representative all property, Data and Materials in Agency’s possession or control belonging to Company.

13.           RECORDS AND AUDIT

13.1.       Agency shall, at its sole cost and expense, maintain complete and accurate books and records, specifically including, without limitation, the originals or copies of documents supporting entries in Agency’s books of account such as time and payroll registers and third party invoices, covering all activities and transactions arising out of, or relating to the Services, and/or the obligations pursuant to this Agreement or any SOW, and Agency shall keep such records for no less than five (5) years from the date of any invoice relating to such activities or transactions furnished to Company or such longer period as may be required by law.  Agency shall maintain its books and records in accordance with generally accepted accounting principles.

13.2.       Company shall be entitled at Company’s sole expense to audit the Agency’s accounts and records in so far as they apply to the provision of services under this Agreement using the services of a certified accountant, upon reasonable notice to company and at a mutually agreed time.

14.           CONFIDENTIAL INFORMATION

14.1.       Agency acknowledges that it may have access to certain confidential data not generally known about Company’s business or which Company is required to maintain as confidential on behalf of a third party, including without limitation, all sales information, marketing strategies, market forecasts, trade secret information, product information, processes, plans, information concerning customers, specifications, other information and materials which could be construed to be useful to a competitor of Company, and other information which Company designates as being confidential (collectively, the “Confidential Information”).

14.2.       Agency agrees that it will not disclose, and will direct its employees, contractors, supplemental workers, subcontractors, services providers and any individual or entity providing Services on its behalf, not to disclose, any Confidential Information or furnish copies of any written materials relating to the Confidential Information to any other person, firm or entity. If disclosure of Confidential Information to a third party is required in order to perform the Services, then Agency will advise the recipient of its confidential nature, and the recipient must execute a non-disclosure agreement satisfactory to Company.  If the disclosure of Confidential Information is required by law, then Agency shall provide Company with reasonable written notice prior to disclosure so Company has an opportunity to obtain a protective order.  Agency further agrees that it will not use the Confidential Information for its own benefit or for the benefit of any other firm, business or client.  Immediately following termination of this Agreement for any reason whatsoever, Agency will return to Company all Confidential Information in its possession, except Agency may retain one file copy of Confidential Information for legal or archival purposes.

14.3.       The term Confidential Information does not include any information that (i) was lawfully in Agency’s possession prior to any disclosure by Company, as evidenced by Agency’s written records, (ii) is or becomes generally available to the public other than as a result of disclosure in violation of this Agreement, (iii) is received by Agency from a third party that, to Agency’s knowledge, has the right to disclose such information, or (iv) is independently developed by Agency without the use of the Confidential Information.

14.4.       Agency will use the same degree of care to protect its Confidential Information that it uses to protect its own confidential information of a similar nature, but in no event will Agency use less than a reasonable standard of care.  Such care shall include, without limitation, appropriate administrative, technical, procedural, and physical safeguards to ensure the security, integrity, and confidentiality of the Confidential Information.  Agency shall promptly report to Company any unauthorized access to, disclosure, or use of the Confidential Information, and shall cooperate fully with Company in connection therewith.

14.5.       Agency shall be liable for losses incurred by Company for any violation of the terms of this Section by Agency and by anyone who has access to the Confidential Information (including, without limitation, Agency’s employees, subcontractors, and Agency Affiliates).

15.           INSURANCE

15.1.       Agency, at its own cost and expense, will procure and maintain in force during the Term adequate occurrence-based insurance to cover Agency’s obligations under this Agreement, which will in no event be less than the following:

15.1.1.                  Advertisers Liability Insurance/Errors and Omissions Insurance coverage, without exclusions for intellectual property, that provides coverage for Agency and Company in a minimum amount of $ 5,000,000.

15.1.2.                  Commercial General Liability insurance covering bodily injury and property damage with minimum limits of at least $ 1,000,000 for any claim arising out of a single occurrence and $ 2,000,000 for all claims in the aggregate; and

15.1.3.                  Worker’s Compensation insurance coverage adequate to comply with all statutory requirements covering all persons employed by Agency hereunder, and Employer’s Liability with minimum limits of at least $ 500,000.

15.2.       Upon Company’s request, Agency will provide Company with certificates evidencing such coverage including a Waiver of Subrogation in favor of Company, and naming Company as an additional insured on all such policies (excluding Worker’s Compensation). Such policies will include as a term thereof that the policy will not be canceled, modified or refused for renewal without at least thirty (30) days prior written notice to Company. Upon any cancellation or adverse amendment of any insurance policy required under this Agreement, and prior to its effective date, Agency will deliver replacement certificates of insurance to Company certifying the required types and amounts of insurance coverage set forth herein have been obtained.  All insurance policies referred to above will be maintained with insurance companies that are rated A- or better by AM Best.  Agency will not undertake any Services on behalf of Company at any time unless the policies of insurance are in effect.  All insurance policies required to be maintained will be primary and will not require contribution from any coverage maintained by Company and will not contain, without Company’s prior written consent, any special or non-customary exclusions.  The fulfillment of the insurance obligations hereunder will not otherwise relieve Agency of any liability assumed by Agency under this Agreement or in any way modify Agency’s obligations to indemnify Company.

16.           NO PUBLICITY BY AGENCY

16.1.       Agency may not, without the prior written authorization of Company in each instance, issue any press release, speak to the press, or make any public announcement or statement with respect to Company or its products, this Agreement, any of the Services, and/or any of its activities hereunder. For clarity, unless otherwise instructed in writing by Company, should Agency receive any press inquiries regarding Company, it shall direct all such inquiries to Company’s corporate communications department.

16.2.       Agency shall not use any Company Mark on or in connection with the endorsement, promotion, advertising, or publicity of Agency, its services, and/or any third party, without Company’s prior written approval in each instance (which approval Company can grant or withhold in its sole discretion).

17.           NOTICES.

17.1.         All notices, approvals, consents and other communications required to be given under this Agreement will be in writing and delivered to the parties at the addresses listed below or to another address as the parties may direct by notice.  Notice of dispute, breach or otherwise of a legal nature will be (a) personally delivered or (b) mailed by national traceable courier or United States registered or certified mail, postage prepaid, return receipt requested.  All other notices will be (a) personally delivered, (b) mailed by national traceable courier or United States registered or certified mail, postage prepaid, return receipt requested; or (c) sent by confirmed facsimile or confirmed electronic mail, receipt of which is confirmed by the addressee’s email response.

If to Agency:	Mechanica LLC
Attention: Ted Nelson
75 Water Street Level 2
Newburyport, MA 01950
Facsimile (973) 499-7876

If to Company:	Global Pari – Mutuel Services (Guernsey) Limited
Attention:
Island House, Grand Rue,
St. Martins, Guernsey, GY4 6RU
Facsimile: (44) (0) 1481 234470

with a copy to:	Rayner Rowe LLP
Attention: Daniel Rayner, Esq.
75 Rockefeller Plaza
20th Floor
N.Y. N.Y. 10016
Facsimile: (212) 937 -4680

Notice will be deemed given when received as evidenced by the return receipt or the date notice is first refused, if that be the case.

18.           MISCELLANEOUS.

18.1.         Additional Documents.  Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

18.2.         No Third Party Beneficiaries.  This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

18.3.         Waiver.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any agreement, covenant or condition of this Agreement will not constitute a waiver with respect thereto, except to the extent that such waiver is in writing, or with respect to any subsequent act.

18.4.         Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

18.5.         Subcontractor and Other Supplier Commitments.  Agency shall use its best efforts to guard against any loss to Company as a result of the failure of subcontractors or other suppliers to properly execute their commitments.

18.6.         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under any such law, such provision will be limited to the minimum extent necessary to render the same valid or will be excised from this Agreement, as the circumstances require, and this Agreement will be construed as if said provision had been incorporated herein as so limited or as if said provision had not been included herein, as the case may be, and enforced to the maximum extent permitted by law.

18.7.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

18.8.         Assignment.  Except as expressly provided herein, Agency may not assign any part or all of this Agreement, or subcontract or delegate any of its rights or obligations under this Agreement, without Company’s prior written consent.  Company may assign any part or all of this Agreement, or subcontract or delegate any of its rights or obligations under this Agreement to any third party including, without limiting the generality of the foregoing, to a successor in interest (or its equivalent) of all or substantially all of its assets or voting securities, whether by sale, merger or otherwise Any attempt to assign, subcontract or delegate in violation of this paragraph is void in each instance.

18.9.         Independent Contractors; No Partnership or Joint Venture.  The parties are independent contractors and nothing herein contained will be construed as creating any relationship of employer/employee, partnership, agency (except to the extent provided otherwise in Section 5.1 above), joint venture, or otherwise between the parties hereto, nor will this Agreement be construed as conferring on any party any express or implied right, power, or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of any other party.  In addition, this Agreement will not be construed as creating any relationship between one party and the other party’s employees.  Accordingly, neither party nor its employees will be entitled, as a result of this Agreement, to any of the benefits under any employee benefit plan the other party presently has in effect or may put into effect; nor will either party or its employees be considered employees of the other party for any purpose.

18.10.       Compliance with Laws.  Agency shall ensure that the Services and the Materials comply with all applicable laws, statutes, treaties, ordinances, regulations, codes and guidelines.

18.11.       Survival.  The provisions of this Agreement that by their context are intended to survive the expiration or termination of this Agreement will survive the expiration or termination of this Agreement, including, without limitation, Sections 7 (Ownership), 8 (Non-compete), 9 (Representations and Warranties), 10 (Indemnifications), 11 (Termination), 12 (Records and Audit), 13 (Confidential Information), 14.2 (Covenant of Agency), 15 (Insurance), 16 (No Publicity by Agency), 17 (Notice), and 18 (Miscellaneous).

18.12.       Entire Agreement.  This Agreement and the SOWs, and any exhibits or annexes referenced in or attached hereto or to the SOWs, each of which is incorporated herein by reference, constitute the entire agreement between the parties relating to the subject matter hereof and supersedes any prior agreement or understandings between them. There are no other agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein.

18.13.       Modification; Amendment.  This Agreement and any SOWs may not be modified or amended unless such modification or amendment is agreed to by both parties in writing signed by each parties authorized representative.

18.14.       Dispute Resolution.  This Agreement shall be governed, construed and interpreted solely in accordance with the laws of the State of New York without regard to its conflict of law principles that would require the application of the law of any other jurisdiction. Exclusive jurisdiction and venue for any claims made by either party against the other will be the courts of New York and the parties irrevocably consent to the jurisdiction of such courts.

IN WITNESS WHEREOF, Company and Agency have executed this Agreement on the day and date as first appears.

Mechanica, LLC	Global Pari-Mutuel Services (Guernsey) Limited

/s/	/s/ James Leslie Whiteford

By:	By:	James Leslie Whiteford
Its:	Its:	Chief Financial Officer

EXHIBIT 3.4
NETWORK PARTNER LIST
SEE ATTACHED

EXHIBIT E

To be agreed between the parties